Exhibit 21.1

Subsidiaries of Buddha Steel, Inc.

Gold Promise Group (Hong Kong) Co., Limited - Hong Kong
Hebei Anbang Investment Consultation Co., Ltd. – PRC
Dachang Hui Autonomous County Baosheng Steel Products Co., Ltd. (controlled affiliate) - PRC